United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 9, 2005

(Date of Report – Date of earliest event reported)

DayStar Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	50508	84-1390053
(State or other jurisdiction of incorporation)	(Commission file Number)	(I.R.S. Employer Identification No.)

13 Corporate Drive Halfmoon, New York	12065
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 383-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On June 9, 2005, DayStar Technologies, Inc. (“DayStar”) entered into a purchase agreement (the “Purchase Agreement”) with Blitzstrom, GmbH, a PV system integrator of megawatt-scale PV power plants and a distributor of photovoltaic systems and components in Germany and the European Union, for Blitzstrom’s purchase of DayStar’s TerraFoil™ solar cells. The Purchase Agreement calls for a variable monthly delivery of TerraFoil™ based on estimated annual production volumes, escalating in volume through the end of 2008 with price based on a variable pricing mechanism. Blitzstrom will use the cells purchased from DayStar for its current solar modules and systems.

Pursuant to the Purchase Agreement, Blitzstrom will purchase up to 50% of the TerraFoil™ solar cells produced by DayStar. DayStar may also, at DayStar’s option, manufacture and sell to Blitzstrom and Blitzstrom shall purchase up to 75% of the amount of DayStar’s annual production of TerraFoil™. The Purchase Agreement provides estimates of the amounts of TerraFoil™ to be produced pursuant to such Purchase Agreement. Annual estimated sales volumes exceeds DayStar’s current production capacity and are estimates based on DayStar’s intention to expand its current capacity and production lines.

The Purchase Agreement sets forth fixed annual prices for the products to be purchased by Blitzstrom during 2005 and 2006. These prices are presently below fair market value for comparable silicon solar cells. DayStar provides an alternative product to silicon solar sells in both material and form function, which, it believes adds value to its product. DayStar, however, believes these prices to be fair and reasonable to DayStar, given the market entry opportunities presented to DayStar as a result of the Purchase Agreement. Moreover, DayStar anticipates that the costs associated with producing the products purchased will decrease significantly once it has scaled up its production. However, near-term costs are likely to exceed the near-term revenue expected to be received by DayStar pursuant to the Purchase Agreement during this period and, accordingly, DayStar may realize a loss on this product during the scale-up period. The losses are expected to be temporary and are only related to the TerraFoil™ product.

In 2007 and 2008 or under certain other conditions, the parties to the Purchase Agreement will negotiate further purchases and pricing by Blitzstrom. The parties have agreed, however, that such prices shall not exceed, and will generally be at a discount to, the fair market value of comparable volumes of near-term commercially available silicon solar cells. DayStar also agreed that at no time will the prices charged to Blitzstrom for TerraFoil™ under the Purchase Agreement exceed the prices offered to any other customer on similar terms and conditions, except for prices offered to affiliates of DayStar.

The press release that was issued by the Company on June 9, 2005 relating to the Purchase Agreement is included as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release of DayStar Technologies, Inc. dated June 9, 2005 Entitled “DayStar Technologies Announces First Sales Agreement of Photovoltaic Foil to Blitzstrom, GmbH”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

/s/ Stephen A. Aanderud
Stephen A. Aanderud
Chief Financial Officer

Dated: June 14, 2005